Exhibit 10.4

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

April 16, 2008

Merck & Co., Inc.
One Merck Drive
P.O. Box 100
Whitehouse Station, NJ  08889-0100

Attention:                 Office of the Secretary, WS3A-65

Chief Licensing Officer, WS2A-30

Re:                             License and Collaboration Agreement dated as of June 22, 2005 (the “Collaboration Agreement”) between Merck & Co., Inc. (“Merck”) and Metabasis Therapeutics, Inc. (“Metabasis”)

Ladies and Gentlemen:

This Letter (this “Letter”) confirms the understanding of Merck and Metabasis regarding certain matters relating to the Collaboration Agreement and is intended to be legally binding on both parties.  Capitalized terms used but not otherwise defined in this Letter shall have the meanings provided in the Collaboration Agreement.  The parties agree to extend the Research Term, which is currently scheduled to terminate on June 21, 2008, on the terms and conditions specified in this Letter.

The parties hereby acknowledge and agree that (a) as contemplated by […***…] of the Collaboration Agreement, the Research Term is hereby extended for one additional year from June 21, 2008 through June 21, 2009 (such extended time period being referred to herein as the “Extension Period”), and (b) notwithstanding anything to the contrary in […***…] of the Collaboration Agreement, (i) unless otherwise agreed to by the parties in writing, Metabasis shall dedicate […***…] FTEs to the Collaboration during the Extension Period, which FTEs shall be funded by Merck in accordance with […***…] of the Collaboration Agreement, and (ii) the provisions in […***…] of the Collaboration Agreement regarding Aggregate FTEs and Additional Metabasis FTEs shall be inapplicable during the Extension Period.  The parties further agree that, pursuant to […***…] of the Collaboration Agreement, the JRC will amend the Research Plan to reflect activities to be conducted during the Extension Period.  It is the intent of the parties that for the duration of the Extension Period, to the extent reasonably possible, […***…].

Except as amended by this Letter, the terms and conditions of the Collaboration Agreement shall remain in full force and effect in all other respects, unless further amended by written agreement in accordance with Section 13.3 of the Collaboration Agreement.  On and after the effectiveness of this Letter, each reference in the Collaboration Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Collaboration Agreement shall mean and be a reference to the Collaboration Agreement as amended by this Letter.  The parties hereby further agree

***Confidential Treatment Requested

that the Dispute Resolution provisions of Article 12 of the Collaboration Agreement and the terms and conditions set forth in Article 13 of the Collaboration Agreement, including without limitation, the Governing Law provisions of Section 13.2 and the Assignment and Change of Control provisions of Section 13.6, shall apply to this Letter as if fully set forth herein.

This Letter may be executed (including, without limitation, by facsimile signature) in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

If the foregoing is acceptable to you, please sign this Letter in the space provided below and return it to me.

Sincerely,

METABASIS THERAPEUTICS, INC.

By:	/s/ Paul Laikind, Ph.D.
Name:	Paul Laikind, Ph.D.
Title:	President and CEO

Agreed to and accepted as of the date first set forth above:

MERCK & CO., INC.

By:	/s/ Mervyn Turner, PhD

Name:	Mervyn Turner, PhD

Title:	Senior Vice President, Worldwide
Licensing and Exmternal Research